Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814 PH 301.941.1500, FX 301.941.1553
20 University Road, Cambridge, MA 02138 PH 617.864.2800

News Release

LASALLE HOTEL PROPERTIES ACQUIRES MAJORITY INTEREST IN THE LIBERTY HOTEL IN BOSTON
Acquired through a joint venture with Dick Friedman

BETHESDA, MD — January 4, 2013 — LaSalle Hotel Properties (NYSE:LHO) today announced that it acquired a majority interest in The Liberty Hotel in Boston, Massachusetts through a joint venture with the original developer and co-owner, an entity controlled by Dick Friedman of Carpenter & Company, Inc. The total value of the transaction was $170.0 million. The Company funded this transaction with proceeds from its sale of common shares on December 19, 2012.

The 298-room full service, luxury hotel is located at 215 Charles Street in the Beacon Hill neighborhood of Boston. The hotel is surrounded by over 36 million square feet of Class A office space and is adjacent and connected to Massachusetts General Hospital, one of the world’s premier medical complexes. Additionally, The Liberty Hotel is conveniently located within a mile of the Boston central business district and within a few miles of Harvard University, Massachusetts Institute of Technology, Northeastern University and Boston University. The hotel’s location also offers numerous shopping, dining and entertainment options.

“We are very excited about our investment in The Liberty Hotel,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “Boston is an important strategic market for us and we are delighted to be the majority owner of this hotel, as well as become a long term partner with Dick Friedman. The property was redeveloped as a hotel in 2007, and further investments have been made since then to keep the hotel in excellent condition. We are confident that we have the ownership and management team in place to continue to grow the quality and reputation of the Liberty.”

Richard Friedman said, “We are delighted to have LaSalle join us in the hotel’s ownership. They are a well capitalized public company with a long term perspective and a great track record.”

The Liberty Hotel was originally constructed in 1851 as the Charles Street Jail, then redeveloped as a hotel, which opened in September, 2007. The property features 298 guestrooms, which average over 425 square feet in size. The guestrooms include 10 suites, with nine 800 square-foot suites and the 2,200 square-foot presidential suite. The asset features five food and beverage outlets. CLINK seats 76 and features modern American cuisine focused on seasonal, sustainable and local ingredients. Two of the outlets are leased out to a third-party tenant, including the lounge, which is called Alibi and the restaurant Scampo, which is located at the hotel’s street level and offers contemporary Italian food, an open kitchen, a 38-seat private dining room and an outdoor patio. Liberty Lobby Bar serves light fare and features an extensive wine and cocktail list, and Catwalk is located on an original catwalk above the lobby and features bar service and dinner provided by CLINK. The property’s 8,415 square feet of flexible meeting and function space include six indoor meeting rooms and a secluded, 2,400 square-foot courtyard, which can accommodate 250 guests for private events.

The asset will continue to operate under The Luxury Collection franchise. The property is subject to a leasehold interest in the land, which expires in May, 2080.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 40 hotels and a mezzanine loan secured by two hotels in Santa Monica, CA. The properties are upscale, full-service hotels, totaling more than 10,600 guest rooms in 13 markets in 9 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

Carpenter & Company, Inc., headed by Richard L. Friedman, is a privately held Cambridge, MA based real estate development and investment firm specializing in quality hotels. Carpenter’s portfolio is national, stretching from the St. Regis Hotel in San Francisco to the Charles Hotel in Harvard Square, Cambridge, MA. Carpenter is the original developer and co-owner of the award winning Liberty Hotel.

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